Exhibit 99

             VISHAY REPORTS RESULTS FOR YEAR AND FOURTH QUARTER 2005

    * Sales for fourth quarter 2005 increased 9.6% compared to fourth quarter 2004 and 4.9% compared to third quarter 2005.

    * Book-to-bill ratio for fourth quarter 2005 was 1.04.

    * Net earnings of $0.14 per diluted share for the fourth quarter 2005 have been negatively affected by the after tax impact of certain items (enumerated below) of $0.03 per share for adjusted earnings per share of $0.17, as compared to third quarter 2005 net earnings of $0.11 per diluted share, which were negatively affected by the after tax impact of certain items of $0.03 per share for adjusted earnings per share of $0.14.

    * Cash generated from operations for the quarter was $78 million.

    * Optimistic for year 2006.

    MALVERN, Pa., Feb. 7 /PRNewswire-FirstCall/ -- Dr. Felix Zandman, Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that net revenues for the year ended December 31, 2005 were $2,296,521,000 compared to $2,414,654,000 for the year ended December 31, 2004. Net earnings for the year ended December 31, 2005 were $62,274,000 or $0.34 per diluted share, compared with net earnings for the year ended December 31, 2004 of $44,696,000 or $0.27 per diluted share.

    Net revenues for the fiscal quarter ended December 31, 2005 were $593,690,000, as compared to sales of $542,714,000, for the fiscal quarter ended December 31, 2004. Net earnings for the fiscal quarter ended December 31, 2005 were $26,890,000 or $0.14 per diluted share, compared with a net loss for the quarter ended December 31, 2004 of $54,458,000 or $0.33 per diluted share.

    Net earnings of $62,274,000 or $0.34 per diluted share for the year ended December 31, 2005 were impacted by pre-tax charges for restructuring and severance costs of $29,772,000, related asset write-downs of $11,416,000, purchased in-process research and development (IPR&D) of $9,694,000, and Siliconix transaction-related expenses of $3,751,000. These items were partially offset by a gain on sale of land of $2,120,000 and a gain from adjustments to previously existing purchase commitments of $963,000. In addition, tax expense includes an $8,977,000 benefit, primarily due to favorable foreign tax rulings. These items and their tax-related consequences had a negative $0.17 effect on earnings per share.

    The year ended December 31, 2004 included pre-tax charges for restructuring and severance costs of $47,250,000, write-downs of fixed assets of $27,296,000, write-downs of inventory on hand to market value of $400,000, losses resulting from adjustments to previously existing purchase commitments of $16,613,000, and a write-off of purchased IPR&D of $1,500,000. These items were partially offset by a gain on settlement of a note receivable of $3,100,000. These items and their tax-related consequences had a negative $0.32 effect on earnings per diluted share.

    Net earnings of $26,890,000 or $0.14 per diluted share for the fourth quarter of 2005 were impacted by pre-tax charges for restructuring and severance costs of $11,594,000, related asset write-downs of $6,603,000, and a write-off of purchased IPR&D of $493,000. These items were partially offset by gains resulting from adjustments to previously existing purchase commitments of $3,417,000. In addition, tax expense includes a $5,279,000 benefit, primarily due to favorable foreign tax rulings. These items and their tax-related consequences had a negative $0.03 effect on earnings per share. The net loss of $54,458,000 or $0.33 per diluted share for the fourth quarter of 2004 was impacted by pre-tax charges for restructuring and severance costs of $40,193,000, write-downs of fixed assets of $27,296,000, write-downs of inventory on hand to market value of $400,000, and losses resulting from adjustments to previously existing purchase commitments of $16,613,000. These items and their tax related consequences, net of a favorable tax settlement, had a negative $0.34 effect on earnings per diluted share.

    Commenting on the results for the fourth quarter and year 2005, Dr. Paul stated, "We had a good fourth quarter increasing our adjusted net earnings by more than 20% compared to the previous quarter. Each quarter of 2005 we were able to improve our margins due to our various programs to cut costs as well as to expand capacity where needed. In 2006, we will strongly emphasize our programs to grow internally through R&D and our design-in activities, leveraging our position of providing one-stop shop service."

    Commenting on the outlook for the first quarter 2006, Dr. Paul continued, "Based on a continuously strong book-to-bill of 1.07 in January and the highest backlog in six quarters, we guide for sales in the range of $600 million to $620 million. We expect margins to be higher than in the fourth quarter 2005 due to higher volume and continued cost reduction. With lean inventories and broad based, solid end demand, we believe to be in a steady upturn without signs of overheating."

    Commenting on the Company's acquisition activities, Dr. Felix Zandman, Chairman of the Board and Chief Technical and Business Development Officer, stated, "During 2005 we successfully made a tender offer for the 19.6% interest in Siliconix that we did not previously own. I am content to report that the Siliconix merger contributed approximately $10.3 million incrementally to our earnings for 2005. We believe in the future of Siliconix and continue to invest in it." Dr. Zandman continued, "Our strong financial position allows us to be very opportunistic in pursuing our acquisition strategy. In 2005, we did not see an opportunity that was a fit for our business, other than a few small niche acquisitions. But we will continue to follow our acquisition strategy, preferably in the semiconductor arena but also in the passives business provided the target - whether small or larger - is a good fit for us at the right price."

    Dr. Zandman also noted, "In addition to conventional product R&D, we continue to focus on R&D programs that should enhance our efforts in vertical integration of our product lines. These include combining Vishay components in packages. Examples include dc-dc converters, and also combinations of our sensors and our RF technology to create wireless transducers, wireless precision potentiometers, and other new products."

    A conference call to discuss fourth quarter and year ending financial results is scheduled for Tuesday, February 7, 2006 at 11:00 AM (EST). The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #4342747.

    There will be a replay of the conference call from 1:30 PM (EST) on Tuesday, February 7, 2006 through 11:59 PM (EST) on Sunday, February 12, 2006. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #4342747.

    There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com. An audio file of the webcast will also be available on the Vishay website following the call.

    Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

    Statements contained herein that relate to the Company's future performance, including statements with respect to trends in revenues, bookings, and margins and the anticipated future benefits of the Company's product, acquisition, research and development and cost reduction strategies are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, the availability of appropriate acquisition opportunities on terms that the Company considers attractive, difficulties in integrating acquired companies, difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, under-utilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries, difficulties in new product development, an inability to attract and retain highly qualified personnel, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs, charges for in-process research and development, gains or losses on purchase commitments, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.

                          VISHAY INTERTECHNOLOGY, INC.
                              Summary of Operations
              (Unaudited - In thousands except earnings per share)

                                                    Fiscal quarter ended
                                                        December 31,
                                                ---------------------------
                                                    2005           2004
                                                ------------   ------------
Net revenues                                    $    593,690   $    542,714
Cost of products sold                                454,260        439,753
(Gain) loss on purchase commitments                   (3,417)        16,613
Gross profit                                         142,847         86,348
                                                        24.1%          15.9%

Selling, general, and administrative
 expenses                                             90,560         93,776
Purchased in-process research and
 development                                             493              -
Restructuring and severance costs                     11,594         40,193
Asset write-downs                                      6,603         27,296
Operating income (loss)                               33,597        (74,917)
                                                         5.7%         -13.8%

Other income (expense):
  Interest expense                                    (8,905)        (8,091)
  Minority interest                                      157         (2,476)
  Other                                                1,713          2,260
                                                      (7,035)        (8,307)

Earnings (loss) before taxes                          26,562        (83,224)

Income tax benefit                                      (328)       (28,766)

Net earnings (loss)                             $     26,890   $    (54,458)

Basic earnings (loss) per share                 $       0.15   $      (0.33)

Diluted earnings (loss) per share               $       0.14   $      (0.33)

Weighted average shares outstanding -
 basic                                               184,130        166,099

Weighted average shares outstanding -
 diluted                                             219,522        166,099

                          VISHAY INTERTECHNOLOGY, INC.
                              Summary of Operations
              (Unaudited - In thousands except earnings per share)

                                                   Year ended December 31,
                                                ---------------------------
                                                    2005           2004
                                                ------------   ------------
Net revenues                                    $  2,296,521   $  2,414,654
Costs of products sold                             1,769,978      1,842,080
(Gain) loss on purchase commitments                     (963)        16,613
Gross profit                                         527,506        555,961
                                                        23.0%          23.0%

Selling, general, and administrative
 expenses                                            376,912        386,346
Purchased in-process research and
 development                                           9,694          1,500
Siliconix transaction-related expenses                 3,751              -
Restructuring and severance costs                     29,772         47,250
Asset write-downs                                     11,416         27,296
Operating income                                      95,961         93,569
                                                         4.2%           3.9%

Other income (expense):
  Interest expense                                   (33,590)       (34,252)
  Minority interest                                   (3,761)       (11,592)
  Other                                               15,401         10,700
                                                     (21,950)       (35,144)

Earnings before taxes                                 74,011         58,425

Income tax provision                                  11,737         13,729

Net earnings                                    $     62,274   $     44,696

Basic earnings per share                        $       0.35   $       0.27

Diluted earnings per share                      $       0.34   $       0.27

Weighted average shares outstanding -
 basic                                               177,606        163,701

Weighted average shares outstanding -
 diluted                                             189,321        165,938

                          VISHAY INTERTECHNOLOGY, INC.
                      Consolidated Condensed Balance Sheets
                                 (In thousands)

                                                December 31,   December 31,
                                                    2005           2004
                                                ------------   ------------
                                                (unaudited)
Assets
Current assets:
  Cash and cash equivalents                     $    622,577   $    632,700
  Short-term investments                               9,925              -
  Accounts receivable, net                           350,850        351,710
  Inventories:
    Finished goods                                   149,709        155,195
    Work in process                                  181,125        176,082
    Raw materials                                    157,036        186,696
  Deferred income taxes                               42,513         43,786
  Prepaid expenses and other current
   assets                                             96,295        136,251
Total current assets                               1,610,030      1,682,420

Property and equipment, at cost:
  Land                                                92,650         97,398
  Buildings and improvements                         406,798        428,829
  Machinery and equipment                          1,684,736      1,668,225
  Construction in progress                            67,229         75,974
  Allowance for depreciation                      (1,160,821)    (1,098,611)
                                                   1,090,592      1,171,815

Goodwill                                           1,448,401      1,435,121

Other intangible assets, net                         174,220        127,797

Other assets                                         217,690        221,437
     Total assets                               $  4,540,933   $  4,638,590

Liabilities and stockholders' equity
Current liabilities:
  Notes payable to banks                        $      3,473   $      3,727
  Trade accounts payable                             142,709        131,243
  Payroll and related expenses                       118,814        131,128
  Other accrued expenses                             173,982        218,257
  Income taxes                                        26,004         29,631
  Current portion of long-term debt                    1,533             51
Total current liabilities                            466,515        514,037

Long-term debt less current portion                  751,553        752,145

Deferred income taxes                                 34,880         14,017

Deferred grant income                                 11,896         18,723

Other liabilities                                    159,142        236,591

Accrued pension and other
 postretirement costs                                256,986        232,142

Minority interest                                      4,109         97,600

Stockholders' equity:
  Common stock                                        16,946         15,142
  Class B common stock                                 1,468          1,468
  Capital in excess of par value                   2,225,966      2,028,253
  Retained earnings                                  657,166        594,892
  Unearned compensation                                  (95)          (152)
  Accumulated other comprehensive
   income                                            (45,599)       133,732
                                                   2,855,852      2,773,335
                                                $  4,540,933   $  4,638,590

                          VISHAY INTERTECHNOLOGY, INC.
                        Computation of Earnings Per Share
              (Unaudited - In thousands except earnings per share)


                                                    Fiscal quarter ended               Year ended
                                                        December 31,                  December 31,
                                                ---------------------------   ---------------------------
                                                    2005           2004           2005           2004
                                                ------------   ------------   ------------   ------------
Numerator:

Numerator for basic earnings per
 share - net earnings (loss)                    $     26,890   $    (54,458)  $     62,274   $     44,696
Interest savings assuming conversion
 of dilutive convertible and
 exchangeable notes, net of tax                        3,778              -          2,722              -
Numerator for diluted earnings per
 share - adjusted net earnings
 (loss)                                         $     30,668   $    (54,458)  $     64,996   $     44,696

Denominator:

Denominator for basic earnings per
 share - weighted average shares                     184,130        166,099        177,606        163,701

Effect of dilutive securities
     Convertible and exchangeable
      notes                                           34,445              -         10,737              -
     Employee stock options                              876              -            907          1,926
     Warrants                                              -              -              -            261
     Other                                                71              -             71             50
     Dilutive potential common shares                 35,392              -         11,715          2,237

Denominator for diluted earnings per
 share - adjusted weighted
 average shares                                      219,522        166,099        189,321        165,938

Basic earnings (loss) per share                 $       0.15   $      (0.33)  $       0.35   $       0.27

Diluted earnings (loss) per share               $       0.14   $      (0.33)  $       0.34   $       0.27

    Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive (in thousands):

                                                    Fiscal quarter ended               Year ended
                                                        December 31,                   December 31,
                                                ---------------------------   ---------------------------
                                                    2005           2004           2005           2004
                                                ------------   ------------   ------------   ------------
Convertible and exchangeable notes:
  Convertible Subordinated Notes,
   due 2023                                                -         23,496         23,496         23,496
  Liquid Yield Option(TM) Notes,
   due 2021                                                -          9,581              -          8,979
  Exchangeable Unsecured Notes,
   due 2102                                            6,176          6,176          6,176          6,176
Weighted average employee stock
 options                                               6,475          8,100          6,300          3,444
Weighted average warrants                              8,824          8,824          8,824          7,074

    Contact: Richard N. Grubb, Executive Vice President and
              Chief Financial Officer or
             Peter G. Henrici, Senior Vice President Corporate Communications 610-644-1300

SOURCE  Vishay Intertechnology, Inc.
    -0-                             02/07/2006
    /CONTACT: Richard N. Grubb, Executive Vice President and Chief Financial Officer, or Peter G. Henrici, Senior Vice President Corporate Communications, both of Vishay Intertechnology, +1-610-644-1300/
    /First Call Analyst: Peter G. Henrici/
    /FCMN Contact: /
    /Web site:  http://ir.vishay.com
                http://www.vishay.com /